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                                                                      EXHIBIT 12
                                                                      ----------

Liberty Media Corporation
Calculation of Ratio of Earnings to Fixed Charges
(dollars in millions)
(unaudited)


                                                Seven       Two       Nine
                                                Months     Months    Months
                                                 Ended      Ended     Ended                       Year Ended December 31,
                                                                                  ------------------------------------------------
                                                9/30/99   2/28/99    9/30/98      1998      1997        1996     1995     1994
                                                ----------------------------------------------------------------------------------
($)
Earnings  (losses) before  income taxes         $ (1,219)    141       (367)      1,083     (645)       1,174    (100)    283

Add:

Interest on debt                                     104      38         88         178       71           58      61      23
Interest portion of rentals                           19       2          8          11        9           13      22      17
Amortization of debt  expense                          2       1          3           5        3            1       -       -
Distributions from and losses  of less
 than 50%-owned affiliates with debt
 not guaranteed by Liberty                           104      31         17         876      723          310     195      45
Minority interest in earnings/(losses) of
 consolidated subsidiaries                           (18)     (3)         2         (13)      10          (18)    142       -
                                                ----------------------------------------------------------------------------------
Earnings available for fixed charges            $ (1,008)    210       (249)      2,140      171        1,538     320     368
                                                ==================================================================================


Fixed charges:

Interest on  debt:


LMC and consolidated subsidiaries                     87      26         62         104       40           53      34      11
Less than  50%-owned affiliates with debt
 guaranteed by Liberty                                13       3         10          16       11            1       2       2
Liberty's  proportionate share of interest of
 50%-owned affiliates                                  4       9         16          58       20            4      25      10
                                                ----------------------------------------------------------------------------------
    Total interest on debt                           104      38         88         178       71           58      61      23

Interest portion on rentals                           19       2          8          11        9           13      22      17
Amortization of debt expense                           2       1          3           5        3            1       -       -
Capitalized interest                                   -       -          -           -        -            -       -       -
                                                ----------------------------------------------------------------------------------
Total fixed charges                             $    125      41         99         194       83           72      83      40
                                                ==================================================================================
Ratio of earnings to fixed charges                     -    5.12          -       11.03     2.06        21.36    3.86    9.20

Deficiency                                      $ (1,133)      -       (348)          -        -            -       -       -


The ratio of earnings to fixed charges of Liberty was 11.03, 2.06, 21.36, 3.86 and 9.20 for the years ended December 31, 1998, 1997, 1996, 1995 and 1994, respectively, and 5.12 for the two-months ended February 28, 1999. The ratio of earnings to fixed charges of Liberty was less than 1.00 for the seven-month period ended September 30, 1999, and for the nine-month period ended September 30, 1998. Thus, earnings available for fixed charges were inadequate to cover fixed charges for such periods. The amounts of coverage deficiencies for the seven-month period ended September 30, 1999, and the nine month period ended September 30, 1998, were $1,133 million and $348 million, respectively. For the ratio calculations, earnings available for fixed charges consists of earnings (losses) before income taxes plus fixed charges, distributions from and losses of less than 50%-owned affiliates with debt not guaranteed by Liberty (net of earnings not distributed of less than 50%-owned affiliates) and minority interests in earnings (losses) of consolidated subsidiaries. Fixed charges consist of (i) interest on debt, including interest related to debt guaranteed by Liberty of less than 50%-owned affiliates where the investment in such affiliates results in the recognition of a loss, (ii) Liberty's proportionate share of interest of 50%-owned affiliates, (iii) that portion of rental expense Liberty believes to be representative of interest (one-third of rental expense), and (iv) amortization of debt expense. Liberty has guaranteed the debt of certain less than 50%-owned affiliates and certain unaffiliated entities in which it has an interest. Fixed charges of $1 million relating to such guarantees for the years ended December 31, 1998, 1997, 1996, 1995 and 1994 and for the nine months ended September 30, 1998, and the seven months ended September 30, 1999, have not been included in fixed charges because the investment in such entities does not result in the recognition of a loss and it is not probable that Liberty will be required to honor the guarantee.